Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Sponsor, Trustee and Unit Holders of

Equity Focus Trusts—Blue Chip Stock 2006 Series A, Premier American Portfolio:

We consent to the use of our report dated January 23, 2006, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

New York, New York

January 23, 2006